Exhibit 99.1

GAP INC. REPORTS AUGUST SALES

SAN FRANCISCO - August 30, 2012 - Gap Inc. (NYSE: GPS) today reported that August 2012 net sales increased 9 percent compared with last year.

Net sales for the four-week period ended August 25, 2012 were $1.20 billion compared with net sales of $1.10 billion for the four-week period ended August 27, 2011. The company's comparable sales for August 2012 were up 9 percent compared with a 6 percent decrease for August 2011.

"Our August results underscore our focus to deliver trend-right product supported by great store execution," said Glenn Murphy, chairman and chief executive officer of Gap Inc.  "In addition, we drove strong back-to-school sales, particularly at Old Navy."

Comparable sales for August 2012 were as follows:

  Gap North America: positive 9 percent versus negative 8 percent last year
  Banana Republic North America: positive 8 percent versus negative 4 percent last year
  Old Navy North America: positive 12 percent versus negative 4 percent last year
  International: negative 2 percent versus negative 9 percent last year

Year-to-date net sales were $8.26 billion for the 30 weeks ended August 25, 2012, an increase of 6 percent compared with net sales of $7.78 billion for the 30 weeks ended August 27, 2011. The company's year-to-date comparable sales increased 4 percent compared with a 3 percent decrease last year.

September Sales

The company will report September sales on October 4, 2012.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal 2011 net sales were $14.5 billion. Gap Inc. products are available for purchase in about 90 countries worldwide through about 3,000 company-operated stores, over 200 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:

Mike Jenkins

(415) 427-4454

investor_relations@gap.com

Media Relations Contact:

Stacy Rollo

(415) 427-6230

press@gap.com